Exhibit 10.1

EXECUTION COPY

AMENDMENT NO. 2

Dated as of May 31, 2019

to

THIRD AMENDED AND RESTATED CREDIT AGREEMENT

Dated as of November 3, 2017

THIS AMENDMENT NO. 2 (this “Amendment”) is made as of May 31, 2019 by and among Chart Industries, Inc., a Delaware corporation (the “Company”), Chart Industries Luxembourg S.à r.l., a private limited liability company (société à responsabilité limitée), incorporated under the laws of Luxembourg, having its registered office at 2, rue des Dahlias, L-1411 Luxembourg and registered with the Luxembourg Trade and Companies Register under number B 148.907 (“Chart Luxembourg”), Chart Asia Investment Company Limited, a private limited company incorporated under the laws of Hong Kong with company number 1174361 and having its registered office address at 31/F., Tower Two, Times Square, 1 Matheson Street, Causeway Bay, Hong Kong (“Chart Hong Kong” and, together with the Company and Chart Luxembourg, the “Borrowers”), the financial institutions listed on the signature pages hereof and JPMorgan Chase Bank, N.A., as Administrative Agent (the “Administrative Agent”), under that certain Third Amended and Restated Credit Agreement dated as of November 3, 2017 by and among the Borrowers, the Lenders and the Administrative Agent (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”). Capitalized terms used herein and not otherwise defined herein shall have the respective meanings given to them in the Credit Agreement.

WHEREAS, the Company has requested that the requisite Lenders and the Administrative Agent agree to a certain amendments to the Credit Agreement;

WHEREAS, the Borrowers, the Lenders party hereto and the Administrative Agent have agreed to amend the Credit Agreement on the terms and conditions set forth herein;

NOW, THEREFORE, in consideration of the premises set forth above, the terms and conditions contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Borrowers, the Lenders party hereto and the Administrative Agent hereby agree to enter into this Amendment.

1. Amendments to the Credit Agreement. The parties hereto agree that, effective as of the date of satisfaction of the conditions precedent set forth in Section 2 below, the Credit Agreement shall be amended to delete the stricken text (indicated textually in the same manner as the following example: ~~stricken text~~) and to add the double-underlined text (indicated textually in the same manner as the following example: double-underlined text) as set forth in the pages of the Credit Agreement attached as Annex A hereto.

2. Conditions of Effectiveness. The effectiveness of this Amendment (the “Amendment Effective Date”) is subject to the following conditions precedent:

(a) The Administrative Agent shall have received counterparts of this Amendment duly executed by the Borrowers, the Required Lenders and the Administrative Agent.

(b) The Administrative Agent shall have received counterparts of the Consent and Reaffirmation attached as Exhibit A hereto duly executed by the Subsidiary Loan Parties.

(c) The Administrative Agent shall have received for the account of each Lender that delivers its executed signature page to this Amendment by no later than the date and time specified by the Administrative Agent, an amendment fee in an amount equal to the applicable amount previously disclosed to the Lenders.

(d) The Administrative Agent shall have received payment and/or reimbursement of the Administrative Agent’s and its affiliates’ fees and expenses (including, to the extent invoiced, reasonable and documented fees and expenses of counsel for the Administrative Agent) in connection with this Amendment and the Loan Documents.

3. Representations and Warranties of the Borrowers. Each Borrower hereby represents and warrants as follows:

(a) This Amendment and the Credit Agreement as modified hereby constitute legal, valid and binding obligations of such Borrower and are enforceable in accordance with their terms, subject to (i) the effects of bankruptcy, insolvency, examinership, moratorium, reorganization, fraudulent conveyance or other similar laws affecting creditors’ rights generally, (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law) and (iii) implied covenants of good faith and fair dealing.

(b) As of the date hereof and after giving effect to the terms of this Amendment, (i) no Event of Default or Default has occurred and is continuing and (ii) the representations and warranties of such Borrower set forth in Article III of the Credit Agreement, as amended hereby, are true and correct in all material respects (or in all respects if the applicable representation or warranty is qualified by Material Adverse Effect or other materiality qualifier), except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties shall be true and correct in all material respects (or in all respects if the applicable representation or warranty is qualified by Material Adverse Effect or other materiality qualifier) as of such earlier date).

4. Reference to and Effect on the Credit Agreement.

(a) Upon the effectiveness hereof, each reference to the Credit Agreement in the Credit Agreement or any other Loan Document shall mean and be a reference to the Credit Agreement as amended hereby.

(b) Each Loan Document and all other documents, instruments and agreements executed and/or delivered in connection therewith shall remain in full force and effect and are hereby ratified and confirmed.

(c) The execution, delivery and effectiveness of this Amendment shall not operate as a waiver of any right, power or remedy of the Administrative Agent or the Lenders, nor constitute a waiver of any provision of the Credit Agreement, the Loan Documents or any other documents, instruments and agreements executed and/or delivered in connection therewith.

(d) This Amendment is a Loan Document under (and as defined in) the Credit Agreement.

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5. Governing Law; Jurisdiction. This Amendment shall be construed in accordance with and governed by the laws of the State of New York. Each Borrower hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Supreme Court of the State of New York sitting in the Borough of Manhattan, and of the United States District Court for the Southern District of New York sitting in the Borough of Manhattan, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Amendment or any other Loan Document, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such federal court.

6. Headings. Section headings in this Amendment are included herein for convenience of reference only and shall not constitute a part of this Amendment for any other purpose.

7. Counterparts. This Amendment may be executed by one or more of the parties hereto on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument. Delivery of an executed counterpart of a signature page of this Amendment by telecopy, e-mailed.pdf or any other electronic means that reproduces an image of the actual executed signature page shall be effective as delivery of a manually executed counterpart of this Amendment.

[Signature Pages Follow]

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered by their respective authorized officers as of the day and year first above written.

CHART INDUSTRIES, INC.,
as the Company

By:	/s/ Jeffrey R. Lass
Name: Jeffrey R. Lass
Title: VP, CFO, CAO, Treasurer

CHART INDUSTRIES LUXEMBOURG S.À R.L., as a Foreign Borrower

By:	/s/ Jillian Case Harris
Name: Jillian Case Harris
Title: Class B Director

By:	/s/ Nicolas Schreurs
Name: Nicolas Schreurs
Title: Class A Director

CHART ASIA INVESTMENT COMPANY LIMITED, as a Foreign Borrower

By:	/s/ Jillian Case Harris
Name: Jillian Case Harris
Title: Director

By:	/s/ Johannes Albertus Lonsain
Name: Johannes Albertus Lonsain
Title: Director

Signature Page to Amendment No. 2 to

Third Amended and Restated Credit Agreement dated as of November 3, 2017

Chart Industries, Inc.

JPMORGAN CHASE BANK, N.A.,
individually as a Lender, as the Swingline Lender, as the Issuing Bank and as Administrative Agent

By:	/s/ John Kushernick
Name: John Kushnerick
Title: Executive Director

Signature Page to Amendment No. 2 to

Third Amended and Restated Credit Agreement dated as of November 3, 2017

Chart Industries, Inc.

BANK OF AMERICA, N.A.,
as a Lender

By:	/s/ Ryan Maples
Name: Ryan Maples
Title: Sr. Vice President

Signature Page to Amendment No. 2 to

Third Amended and Restated Credit Agreement dated as of November 3, 2017

Chart Industries, Inc.

WELLS FARGO BANK, NATIONAL ASSOCIATION,
as a Lender

By:	/s/ Andrew Gentles
Name: Andrew Gentles
Title: Senior Vice President

Signature Page to Amendment No. 2 to

Third Amended and Restated Credit Agreement dated as of November 3, 2017

Chart Industries, Inc.

PNC BANK, NATIONAL ASSOCIATION,
as a Lender

By:	/s/ Jeffrey Mills
Name: Jeffrey Mills
Title: Vice President

Signature Page to Amendment No. 2 to

Third Amended and Restated Credit Agreement dated as of November 3, 2017

Chart Industries, Inc.

MORGAN STANLEY BANK, N.A.,
as a Lender

By:	/s/ Megan Kushner
Name: Megan Kushner
Title: Authorized Signatory

Signature Page to Amendment No. 2 to

Third Amended and Restated Credit Agreement dated as of November 3, 2017

Chart Industries, Inc.

CITIZENS BANK, N.A.,
as a Lender

By:	/s/ Karmyn Paul
Name: Karmyn Paul
Title: Vice President

Signature Page to Amendment No. 2 to

Third Amended and Restated Credit Agreement dated as of November 3, 2017

Chart Industries, Inc.

MUFG UNION BANK, N.A.,
as a Lender

By:	/s/ George Stoecklein
Name: George Stoecklein
Title: Managing Director

Signature Page to Amendment No. 2 to

Third Amended and Restated Credit Agreement dated as of November 3, 2017

Chart Industries, Inc.

EXHIBIT A

Consent and Reaffirmation

Each of the undersigned hereby acknowledges receipt of a copy of the foregoing Amendment No. 2 to the Third Amended and Restated Credit Agreement (as the same may be amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), dated as of November 3, 2017, by and among Chart Industries, Inc., a Delaware corporation (the “Company”), Chart Industries Luxembourg S.à r.l., a private limited liability company (société à responsabilité limitée), incorporated under the laws of Luxembourg (“Chart Luxembourg”), Chart Asia Investment Company Limited, a private limited company incorporated under the laws of Hong Kong (“Chart Hong Kong” and, together with the Company and Chart Luxembourg, the “Borrowers”), the Lenders and JPMorgan Chase Bank, N.A., as Administrative Agent (the “Administrative Agent”), which Amendment No. 2 is dated as of May 31, 2019 and is by and among the Borrowers, the financial institutions listed on the signature pages thereof and the Administrative Agent (the “Amendment”). Capitalized terms used in this Consent and Reaffirmation and not defined herein shall have the meanings given to them in the Credit Agreement. Without in any way establishing a course of dealing by the Administrative Agent or any Lender, each of the undersigned consents to the Amendment and reaffirms the terms and conditions of the Collateral Agreement and any other Loan Document executed by it and acknowledges and agrees that the Collateral Agreement and each and every such Loan Document executed by the undersigned in connection with the Credit Agreement remains in full force and effect and is hereby reaffirmed, ratified and confirmed. All references to the Credit Agreement contained in the above-referenced documents shall be a reference to the Credit Agreement as so modified by the Amendment and as the same may from time to time hereafter be amended, modified or restated.

Dated May 31, 2019

[Signature Page Follows]

IN WITNESS WHEREOF, this Consent and Reaffirmation has been duly executed and delivered as of the day and year above written.

CHART INC.

CHART ENERGY & CHEMICALS, INC.

CHART INTERNATIONAL HOLDINGS, INC.

CHART ASIA, INC.

CHART INTERNATIONAL, INC.

CHART COOLER SERVICE COMPANY, INC.

THERMAX, INC.

RCHPH HOLDINGS, INC.

HUDSON PRODUCTS HOLDINGS INC.

HUDSON PARENT CORPORATION

HUDSON PRODUCTS CORPORATION

COFIMCO USA, INC.

HUDSON PRODUCTS MIDDLE EAST LLC

SKAFF, LLC

SKAFF CRYOGENICS, INC.

PREFONTAINE PROPERTIES, INC.

CRYO-LEASE, LLC

E&C FINFAN, INC.

each as a Guarantor and Subsidiary Loan

Party (in each capacity)

By:	/s/ Jeffrey R. Lass
Name: Jeffrey R. Lass
Title: VP, CFO, Treasurer

Signature Page to Consent and Reaffirmation to Amendment No. 2 to

Third Amended and Restated Credit Agreement dated as of November 3, 2017

Chart Industries, Inc.

ANNEX A

Attached

Exhibits and Schedules

Exhibit A	Form of Assignment and Acceptance
Exhibit B	[Intentionally Omitted]
Exhibit C-1	Form of Borrowing Request
Exhibit C-2	Form of Swingline Borrowing Request
Exhibit D	Form of Mortgage
Exhibit E	Form of Collateral Agreement
Exhibit F	Form of Solvency Certificate
Exhibit F-2	Form of AXC Trigger Date Solvency Certificate

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THIRD AMENDED AND RESTATED CREDIT AGREEMENT dated as of November 3, 2017 (this “Agreement”), among CHART INDUSTRIES, INC., a Delaware corporation, CHART INDUSTRIES LUXEMBOURG S.À R.L., a private limited liability company (société à responsabilité limitée), incorporated under the laws of Luxembourg, having its registered office at 2, rue des Dahlias, L-1411 Luxembourg and registered with the Luxembourg Trade and Companies Register under number B 148.907, CHART ASIA INVESTMENT COMPANY LIMITED, a private limited company incorporated under the laws of Hong Kong with company number 1174361 and having its registered office address at 36/F., Tower Two, Times Square, 1 Matheson Street, Causeway Bay, Hong Kong, the LENDERS from time to time party hereto, JPMORGAN CHASE BANK, N.A. as Administrative Agent and BANK OF AMERICA, N.A., FIFTH THIRD BANK, WELLS FARGO BANK, NATIONAL ASSOCIATION and PNC BANK, NATIONAL ASSOCIATION, as Co-Syndication Agents.

The parties hereto agree as follows:

ARTICLE I

DEFINITIONS

SECTION 1.01. Defined Terms. As used in this Agreement, the following terms shall have the meanings specified below:

“2018 Senior Subordinated Notes” shall mean the Company’s 2.00% Convertible Senior Subordinated Notes due 2018 issued pursuant to the Senior Subordinated Note Indenture.

“2024 Senior Subordinated Notes” shall mean the Company’s 1.00% Convertible Senior Subordinated Notes due 2024 issued pursuant to the Senior Subordinated Note Indenture.

“ABR Borrowing” shall mean a Borrowing comprised of ABR Loans.

“ABR Loan” shall mean any ABR Revolving Loan or Swingline Loan.

“ABR Revolving Facility Borrowing” shall mean a Borrowing comprised of ABR Revolving Loans.

“ABR Revolving Loan” shall mean any Revolving Facility Loan bearing interest at a rate determined by reference to the Alternate Base Rate in accordance with the provisions of Article II.

“Acquisition-Related Incremental Term Loans” has the meaning assigned to such term in Section 2.20.

“Adjusted Covenant Period” has the meaning assigned to such term in Section 6.12(a) or Section 6.12(b), as applicable.

“Adjusted LIBO Rate” shall mean, with respect to any Eurocurrency Borrowing for any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to (a) the LIBO Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate.

“Administrative Agent” shall mean JPMorgan (including its branches and affiliates), in its capacity as administrative agent for the Lenders hereunder.

NYFRB Rate or the Adjusted LIBO Rate shall be effective from and including the effective date of such change in the Prime Rate, the NYFRB Rate or the Adjusted LIBO Rate, respectively. If the Alternate Base Rate is being used as an alternate rate of interest pursuant to Section 2.14 hereof, then the Alternate Base Rate shall be the greater of clause (a) and (b) above and shall be determined without reference to clause (c) above. For the avoidance of doubt, if the Alternate Base Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“Alternative Rate” has the meaning assigned to such term in Section 2.14(a).

“Amendment No. 1 Effective Date” means October 26, 2018.

“Amendment No. 2 Effective Date” means May 31, 2019

“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction applicable to the Company or its Affiliates from time to time concerning or relating to bribery or corruption.

“Applicable Margin” shall mean, for any day with respect to any Eurocurrency Loan and any ABR Loan, and with respect to the Commitment Fees payable hereunder, as the case may be, the applicable rate per annum set forth below under the caption “Eurocurrency Spread”, “ABR Spread” or “Commitment Fee Rate”, as the case may be, based upon the Leverage Ratio applicable on such date:

	Leverage Ratio:	Eurocurrency Spread	ABR Spread	Commitment Fee Rate
Category 1:	< 1.50 to 1.00	1.50%	0.50%	0.20%
Category 2:	> 1.50 to 1.00 but < 2.00 to 1.00	1.75%	0.75%	0.25%
Category 3:	> 2.00 to 1.00 but < 2.50 to 1.00	2.00%	1.00%	0.30%
Category 4:	> 2.50 to 1.00 but < 3.00 to 1.00	2.25%	1.25%	0.35%
Category 5:	> 3.00 to 1.00	2.50%	1.50%	0.375%

For purposes of the foregoing, (1) the Leverage Ratio shall be determined as of the end of each fiscal quarter of the Company’s fiscal year based upon the consolidated financial information of the Company and its Subsidiaries delivered pursuant to Section 5.04(a) or (b) and (2) each change in the Applicable Margin resulting from a change in the Leverage Ratio shall be effective on the first Business Day after the date of delivery to the Administrative Agent of such consolidated financial information indicating such change and ending on the date immediately preceding the effective date of the next such change; provided that until the Trigger Date, the Leverage Ratio shall be deemed to be in Category 5; provided further that the Leverage Ratio shall be deemed to be in Category 5 at the option of the Administrative Agent or the Required Lenders, at any time during which the Company fails to deliver the consolidated financial information when required to be delivered pursuant to Section 5.04(a) or (b), during the period from the expiration of the time for delivery thereof until such consolidated financial information is delivered.

“Approved Fund” shall have the meaning assigned to such term in Section 9.04(b).

“Asset Acquisition” shall mean any Permitted Business Acquisition, the aggregate consideration for which exceeds U.S.$10.0 million.

“Asset Disposition” shall mean any sale, transfer or other disposition by the Company or any Subsidiary to any Person other than the Company or any Subsidiary to the extent otherwise permitted hereunder of any asset or group of related assets (other than inventory or other assets sold, transferred or otherwise disposed of in the ordinary course of business) in one or a series of related transactions, the net cash proceeds from which exceed U.S.$10.0 million.

“Assignment and Acceptance” shall mean an assignment and acceptance agreement entered into by a Lender and an assignee, and accepted by the Administrative Agent and the Company (if required by such assignment and acceptance), in the form of Exhibit A or such other form as shall be approved by the Administrative Agent.

“Availability Period” shall mean the period from and including the Closing Date to but excluding the earlier of the Maturity Date and the date of termination of the Revolving Facility Commitments.

“Available Unused Commitment” shall mean, with respect to a Lender, at any time of determination, an amount equal to the amount by which (a) the Revolving Facility Commitment of such Lender at such time exceeds (b) the Revolving Facility Credit Exposure of such Lender at such time.

“AXC Acquisition” means the acquisition of the AXC Business by the Company (through its Subsidiary E&C FinFan, Inc. (or another Wholly Owned Subsidiary of the Company that is a Domestic Subsidiary and a party to the Collateral Agreement and which Subsidiary has taken an assignment of E&C FinFan’s rights (or has otherwise assumed the rights of E&C FinFan) in a manner reasonable satisfactory to the Administrative Agent under the AXC Acquisition Agreement pursuant to the terms of thereof) pursuant to the AXC Acquisition Agreement.

“AXC Acquisition Agreement” means the Asset Purchase Agreement, dated as of May 8, 2019 (together with all exhibits, schedules and disclosure letters thereto), by and among Harsco, E&C FinFan, Inc. and the Company.

“AXC Acquisition Agreement Representations” means such of the representations made by or on behalf of or with respect to the AXC Business in the AXC Acquisition Agreement as are material to the interests of the Lenders, but only to the extent that the accuracy of any such representation is a condition to the Company’s (or any of its Subsidiaries’ or Affiliates’) obligations to close the AXC Acquisition under the AXC Acquisition Agreement or the Company (or any of its Subsidiaries or Affiliates) has the right to terminate the Company’s (or any of its Subsidiaries’ or Affiliates’) obligations under the AXC Acquisition Agreement or decline to consummate the AXC Acquisition as a result of a breach of such representations in the AXC Acquisition Agreement.

“AXC Business” means Harsco’s Industrial Air-X-Changers business (including designing, manufacturing, servicing, repairing and selling air-cooled heat exchanges and related repair parts).

“AXC Expiration Date” means the earliest of (i) 5:00 p.m., New York City time, on the date that is five (5) Business Days after February 8, 2020 (as such date may be extended pursuant to Section 9.1(b) of the AXC Acquisition Agreement as in effect on May 8, 2019), (ii) the closing of the AXC Acquisition with or without the use of any of the Loans under this Agreement, (iii) the public announcement of the abandonment of the AXC Acquisition by the Company (or any of its Subsidiaries or Affiliates) and (iv) the termination of the AXC Acquisition Agreement prior to closing of the AXC Acquisition or the termination of the Company’s (or any of its Subsidiaries’ or Affiliates’) obligations under the AXC Acquisition Agreement to consummate the AXC Acquisition in accordance with the terms thereof.

“AXC Incremental Term Loans” means Incremental Term Loans advanced by certain Lenders (that have agreed to do so pursuant to the terms of Section 2.20) on the AXC Trigger Date, the proceeds of which are used solely to fund the AXC Acquisition and AXC Transaction Costs.

“AXC Revolving Facility Loans” means Revolving Facility Loans advanced by the Lenders (that have Revolving Facility Commitments) on the AXC Trigger Date, the proceeds of which are used solely to fund the AXC Acquisition and AXC Transaction Costs.

“AXC Transaction Costs” means any fees, costs or expenses incurred or paid by the Company or any Subsidiary in connection with the AXC Transactions.

“AXC Transactions” means (a) the consummation of the AXC Acquisition and the other transactions contemplated by the AXC Acquisition Agreement, (b) the AXC Trigger Date Release and (c) the payment of the fees, costs and expenses incurred in connection with any of the foregoing.

“AXC Trigger Date” means the date on which the conditions specified in Section 4.03 are satisfied (or waived in accordance with Section 4.03).

“AXC Trigger Date Release” means the termination and release of all security interests on assets acquired by the Company in the AXC Acquisition other than Liens permitted by Sections 6.02 (d) through (k), (m), (o) through (t) and (v) through (y).

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

“Banking Services” shall mean each and any of the following bank services provided to the Company or any Subsidiary by any Lender or any of its Affiliates: (a) credit cards for commercial customers (including, without limitation, commercial credit cards and purchasing cards), (b) stored value cards, (c) merchant processing services and (d) treasury management services (including, without limitation, controlled disbursement, automated clearinghouse transactions, return items, any direct debit scheme or arrangement, overdrafts and interstate depository network services).

“Banking Services Obligations” shall mean any and all obligations of the Company or any Subsidiary, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor) in connection with Banking Services.

“Bankruptcy Event” means, with respect to any Person, such Person becomes the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business appointed for it, or, in the good faith determination of the Administrative Agent, has taken any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any such proceeding or appointment, provided that a Bankruptcy Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Person by a Governmental Authority or instrumentality thereof, unless such ownership interest results in or provides such Person with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Person (or such Governmental Authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Person.

“Base L/C Amount” has the meaning assigned to such term in the definition of “L/C Sublimit”.

“Beneficial Ownership Certification” means a certification regarding beneficial ownership or control as required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“BHC Act Affiliate” of a party means an “affiliate’ (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.

“Board” shall mean the Board of Governors of the Federal Reserve System of the United States of America.

“Bond Hedge Transaction” has the meaning assigned to such term in the definition of “Permitted Call Spread Swap Agreement”.

“Borrowers” shall mean the Company and the Foreign Borrowers.

“Borrowing” shall mean (a) Revolving Facility Loans of the same Type, made, converted or continued on the same date and, in the case of Eurocurrency Loans, as to which a single Interest Period is in effect or (b) a Swingline Loan.

“Borrowing Minimum” shall mean (a) in the case of any Borrowing other than a Swingline Borrowing (i) denominated in Dollars, U.S.$1.0 million and (ii) denominated in any Foreign Currency, 1,000,000 units of such currency and (b) in the case of a Swingline Borrowing, U.S.$250,000.

“Borrowing Multiple” shall mean (a) in the case of any Borrowing other than a Swingline Borrowing (i) denominated in Dollars, U.S.$1.0 million and (ii) denominated in any Foreign Currency, the smallest amount of such Foreign Currency that is an integral multiple of 1,000,000 units of such currency and (b) in the case of a Swingline Borrowing, U.S.$250,000.

“Borrowing Request” shall mean a request by any Borrower in accordance with the terms of Section 2.03 and substantially in the form of Exhibit C-1.

“Business Day” shall mean any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed; provided that when used in connection with a Eurocurrency Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in deposits in the relevant Agreed Currency in the London interbank market or the principal financial center of such Agreed Currency (and, if the Borrowings or L/C Disbursements which are the subject of a borrowing, drawing, payment, reimbursement or rate selection members, unless such restriction with respect to the payment of dividends or in similar distributions has been legally waived (provided that the net loss of any such subsidiary shall be included to the extent funds are disbursed by such Person or any other subsidiary of such Person in respect of such loss and that Consolidated Net Income of such Person shall be increased by the amount of dividends or distributions or other payments that are actually paid in cash (or to the extent converted into cash) by such subsidiary to the Company or another Subsidiary in respect of such period to the extent not already included therein),

(vii) Consolidated Net Income for such period shall not include the cumulative effect of a change in accounting principles during such period,

(viii) any non-cash charges from the application of the purchase method of accounting in connection with any future acquisition, to the extent such charges are deducted in computing such Consolidated Net Income, shall be excluded,

(ix) accruals and reserves that are established within twelve months after the Closing Date and that are so required to be established in accordance with GAAP shall be excluded,

(x) any non-cash expenses (including, without limitation, write-downs and impairment of property, plant, equipment and intangibles and other long-lived assets) shall be excluded,

(xi) any long-term incentive plan accruals and any non-cash compensation expense realized from grants of stock appreciation or similar rights, stock options, any restricted stock plan or other rights to officers, directors and employees of such Person or any of its subsidiaries shall be excluded, and

(xii) Consolidated Net Income for any Person shall be reduced by any cash payments made during such period in respect of the items described in clauses (viii), (x) and (xi) above subsequent to the fiscal quarter in which the relevant non-cash amount was incurred.

“Consolidated Total Assets” shall mean, as of any date, the total assets of the Company and the consolidated Subsidiaries, determined in accordance with GAAP, in each case as set forth on the consolidated balance sheet of the Company as of such date.

“Control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and “Controlling” and “Controlled” shall have meanings correlative thereto.

“Co-Syndication Agent” means each of Bank of America, N.A., Fifth Third Bank, Wells Fargo Bank, National Association and PNC Bank, National Association in its capacity as co-syndication agent for the credit facility evidenced by this Agreement.

“Covered Entity” means any of the following:

(i) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b);

(ii) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or

(iii) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

“Covered Party” has the meaning assigned to it in Section 9.25.

“Credit Event” shall mean a Borrowing, the issuance, amendment, renewal or extension of a Letter of Credit, an L/C Disbursement or any of the foregoing.

“Credit Party” means the Administrative Agent, the Issuing Bank, the Swingline Lender or any other Lender.

“Default” shall mean any event or condition that upon notice, lapse of time or both would constitute an Event of Default.

“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

“Defaulting Lender” means any Lender that (a) has failed, within two (2) Business Days of the date required to be funded or paid, to (i) fund any portion of its Loans, (ii) fund any portion of its participations in Letters of Credit or Swingline Loans or (iii) pay over to any Credit Party any other amount required to be paid by it hereunder, unless, in the case of clause (i) above, such Lender notifies the Administrative Agent in writing that such failure is the result of such Lender’s good faith determination that a condition precedent to funding (specifically identified and including the particular default, if any) has not been satisfied, (b) has notified the Company or any Credit Party in writing, or has made a public statement to the effect, that it does not intend or expect to comply with any of its funding obligations under this Agreement (unless such writing or public statement indicates that such position is based on such Lender’s good faith determination that a condition precedent (specifically identified and including the particular default, if any) to funding a Loan under this Agreement cannot be satisfied) or generally under other agreements in which it commits to extend credit, (c) has failed, within three (3) Business Days after request by a Credit Party, acting in good faith, to provide a certification in writing from an authorized officer of such Lender that it will comply with its obligations (and is financially able to meet such obligations) to fund prospective Loans and participations in then outstanding Letters of Credit and Swingline Loans under this Agreement, provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon such Credit Party’s receipt of such certification in form and substance satisfactory to it and the Administrative Agent, or (d) has become the subject of (A) a Bankruptcy Event or (B) a Bail-In Action.

“Departing Lender” means each lender under the Existing Credit Agreement that executes and delivers to the Administrative Agent a Departing Lender Signature Page.

“Departing Lender Signature Page” means each signature page to this Agreement on which it is indicated that the Departing Lender executing the same shall cease to be a party to the Existing Credit Agreement on the Closing Date.

“Discretionary L/C Amount” has the meaning assigned to such term in the definition of “L/C Sublimit”.

“Disqualified Lender” means (a) Persons that are reasonably determined by the Company to be competitors of the Company or its Subsidiaries and which are specifically identified by the Company to the Administrative Agent in writing and delivered in accordance with Section 9.01 prior to the Closing Date, (b) any other Person that is reasonably determined by the Company to be a competitor of the Company or its Subsidiaries and which is specifically identified in a written supplement to the list

“Foreign Currency Letter of Credit” shall mean a Letter of Credit denominated in a Foreign Currency.

“Foreign Currency Sublimit” shall mean U.S.$250.0 million.

“Foreign Lender” shall mean (a) if the applicable Borrower is a U.S. Person, a Lender that is not a U.S. Person, and (b) if the applicable Borrower is not a U.S. Person, a Lender that is resident or organized under the laws of a jurisdiction other than that in which such Borrower is resident for tax purposes.

“Foreign Subsidiary” shall mean any Subsidiary that is incorporated or organized under the laws of any jurisdiction other than the United States of America, any State thereof or the District of Columbia and any Subsidiary of a Foreign Subsidiary.

“GAAP” shall mean generally accepted accounting principles in effect from time to time in the United States, applied on a consistent basis, subject to the provisions of Section 1.02.

“Governmental Authority” shall mean any federal, state, local or foreign court or governmental agency, authority, instrumentality or regulatory or legislative body.

“Guarantee” of or by any Person (the “guarantor”) shall mean (a) any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness (whether arising by virtue of partnership arrangements, by agreement to keep well, to purchase assets, goods, securities or services, to take-or-pay or otherwise) or to purchase (or to advance or supply funds for the purchase of) any security for the payment of such Indebtedness, (ii) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness of the payment thereof, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness, (iv) entered into for the purpose of assuring in any other manner the holders of such Indebtedness of the payment thereof or to protect such holders against loss in respect thereof (in whole or in part) or (v) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness, or (b) any Lien on any assets of the guarantor securing any Indebtedness (or any existing right, contingent or otherwise, of the holder of Indebtedness to be secured by such a Lien) of any other Person, whether or not such Indebtedness is assumed by the guarantor; provided, however, that the term “Guarantee” shall not include endorsements for collection or deposit, in either case in the ordinary course of business, or customary and reasonable indemnity obligations in effect on the Closing Date or entered into in connection with any acquisition or disposition of assets permitted under this Agreement.

“Harsco” means Harsco Corporation, a Delaware corporation.

“Hazardous Materials” shall mean all pollutants, contaminants, wastes, chemicals, materials, substances and constituents, including, without limitation, explosive or radioactive substances or petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls or radon gas, of any nature, in each case subject to regulation or which can give rise to liability under any Environmental Law.

“Hong Kong” means the Hong Kong Special Administrative Region of the People’s Republic of China.

certificate of a Responsible Officer of the Company (the “Additional Adjustments”); provided that (x) all adjustments pursuant to this clause (B) will be without duplication of any amounts that are otherwise included or added back in computing EBITDA in accordance with the definition of such term (including, without limitation, pursuant to the foregoing clause (A)), whether through pro forma adjustment or otherwise, (y) if Additional Adjustments are to be added to EBITDA pursuant to this clause (B), the aggregate amount of Additional Adjustments for any period being tested shall not exceed 10% of the EBITDA for such period (calculated prior to giving effect to the Additional Adjustments) and (z) if any operating expense reductions or other operating improvements or synergies included in any pro forma calculations based on the anticipation that such operating expense reductions or other operating improvements or synergies will be achieved within such 12-month period shall at any time cease to be reasonably anticipated by the Company to be so achieved, then on and after such time pro forma calculations required to be made hereunder shall not reflect such operating expense reductions or other operating improvements or synergies.

“Projections” shall mean the projections of the Company and its Subsidiaries included in the Information Memorandum and any other projections and any forward-looking statements (including statements with respect to booked business) of such entities, including updates to the projections contained in the Information Memorandum, furnished to the Lenders or the Administrative Agent by or on behalf of the Company or any of its Subsidiaries prior to the Closing Date.

“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).

“QFC Credit Support” has the meaning assigned to it in Section 9.25.

“Quotation Day” means, with respect to any Eurocurrency Borrowing for any Interest Period, (i) if the currency is Pounds Sterling, the first day of such Interest Period, (ii) if the currency is euro, the day that is two (2) TARGET2 Days before the first day of such Interest Period, and (iii) for any other currency, two (2) Business Days prior to the commencement of such Interest Period (unless, in each case, market practice differs in the relevant market where the LIBO Rate for such currency is to be determined, in which case the Quotation Day will be determined by the Administrative Agent in accordance with market practice in such market (and if quotations would normally be given on more than one day, then the Quotation Day will be the last of those days)).

“Real Property” shall mean, collectively, all right, title and interest of the Company or any other Subsidiary in and to any and all parcels of real property owned or operated by the Company or any other Subsidiary together with all Improvements and appurtenant fixtures, equipment, personal property, easements and other property and rights incidental to the ownership, lease or operation thereof.

“Receivables Assets” shall mean accounts receivable (including any bills of exchange) and related assets and property (including related lockboxes, collection accounts, lockbox accounts and concentration accounts, as applicable) from time to time originated, acquired or otherwise owned by the Company or any Subsidiary.

“Receivables Net Investment” shall mean at any time, the aggregate cash amount advanced or paid by any lenders or purchasers that are not Affiliates of the Company under any Permitted Receivables Financing in connection with their purchase of, or the making of loans secured by, Receivables Assets or interests therein, as the same may be reduced from time to time by collections with respect to such Receivables Assets or otherwise in accordance with the terms of the Permitted Receivables Documents; provided, however, that if all or any part of such Receivables Net Investment shall have been reduced by application for any distribution and thereafter such distribution is rescinded or

“Senior Subordinated Note Indenture” shall mean each and any indenture or other similar document governing the terms of Senior Subordinated Notes in effect from time to time.

“Senior Subordinated Notes” shall mean any Permitted Debt Securities or Permitted Convertible Notes which, by their terms, are subordinated to the Company’s “senior debt” or “designated senior indebtedness.”.

“Special Purpose Receivables Subsidiary” shall mean a direct or indirect Subsidiary of the Company established in connection with a Permitted Receivables Financing for the acquisition of Receivables Assets or interests therein, and which, if applicable for purposes of structuring such transaction, is organized in a manner intended to reduce the likelihood that it would be substantively consolidated with the Company or any of the Subsidiaries (other than Special Purpose Receivables Subsidiaries) in the event the Company or any such Subsidiary becomes subject to a proceeding under the U.S. Bankruptcy Code (or other insolvency law).

“Specified Representations” means the representations and warranties set forth in Sections 3.01, 3.02(a), 3.02(b)(i)(A), 3.03, 3.09, 3.10, 3.18(c) and 3.21 (solely as it relates to use of proceeds on the applicable date) of this Agreement.

“Specified Swap Obligation” means, with respect to any Loan Party, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act or any rules or regulations promulgated thereunder.

“Statutory Reserve Rate” shall mean, with respect to any currency, a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve, liquid asset, fees or similar requirements (including any marginal, special, emergency or supplemental reserves or other requirements) established by any central bank, monetary authority, the Board, the Financial Conduct Authority, the Prudential Regulation Authority, the European Central Bank or other Governmental Authority for any category of deposits or liabilities customarily used to fund loans in such currency, expressed in the case of each such requirement as a decimal. Such reserve, liquid asset, fees or similar requirements shall include those imposed pursuant to Regulation D of the Board. Eurocurrency Loans shall be deemed to be subject to such reserve, liquid asset, fee or similar requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under any applicable law, rule or regulation, including Regulation D of the Board. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve, liquid asset or similar requirement.

“Subordinated Indebtedness” shall mean any Indebtedness of the Company or any Subsidiary the payment of which is subordinated to payment of the Obligations.

“Subordinated Intercompany Debt” shall have the meaning assigned to such term in Section 6.01(e).

“subsidiary” shall mean, with respect to any Person (herein referred to as the “parent”), any corporation, partnership, association or other business entity of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or more than 50% of the general partnership interests are, at the time any determination is being made, directly or indirectly, owned, Controlled or held by such Person.

“Subsidiary” shall mean a subsidiary; provided that unless the context otherwise requires, “Subsidiary” shall mean a subsidiary of the Company.

“Subsidiary Loan Party” shall mean each direct Wholly Owned Subsidiary of the Company that (a) is (i) a Domestic Subsidiary, (ii) a Material Subsidiary and (iii) a party to the Collateral Agreement, and (b) is not (i) a Special Purpose Receivables Subsidiary, (ii) a Subsidiary listed on Schedule 1.01 or (iii) a Subsidiary whose guarantee of the Obligations is prohibited under Section 9.22 (provided that Hudson Products Corp. or any other Person acquired in the Hudson Acquisition shall not be required to become a Subsidiary Loan Party until the date that is 45 Business Days after the Closing Date (or such later date as is agreed upon by the Administrative Agent)).

“Supported QFC” has the meaning assigned to it in Section 9.25.

“Swap Agreement” shall mean any agreement with respect to any swap, forward, spot, future, credit default or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions, provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Company or any of its Subsidiaries shall be a Swap Agreement.

“Swap Obligations” means any and all obligations of the Company or any Subsidiary, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor), under (a) any and all Swap Agreements permitted hereunder with a Lender or an Affiliate of a Lender, and (b) any and all cancellations, buy backs, reversals, terminations or assignments of any such Swap Agreement transaction. Notwithstanding the foregoing, Permitted Call Spread Swap Agreements shall not constitute Swap Obligations.

“Swingline Borrowing” shall mean a Borrowing comprised of Swingline Loans.

“Swingline Borrowing Request” shall mean a request by the Company substantially in the form of Exhibit C-2.

“Swingline Sublimit” shall mean, with respect to the Swingline Lender, the amount that the Swingline Lender may, in its sole discretion, make available as Swingline Loans pursuant to Section 2.04. The aggregate amount of the Swingline Sublimit on the Closing Date is U.S.$25.0 million.

“Swingline Exposure” shall mean at any time the aggregate principal amount of all outstanding Swingline Borrowings at such time. The Swingline Exposure of any Lender at any time shall mean the sum of (a) its Revolving Facility Percentage of the aggregate Swingline Exposure at such time other than with respect to any Swingline Loans made by such Lender in its capacity as a Swingline Lender and (b) the aggregate principal amount of all Swingline Loans made by such Lender as a Swingline Lender outstanding at such time (less the amount of participations funded by the other Lenders in such Swingline Loans).

“Swingline Lender” shall mean JPMorgan, in its capacity as a lender of Swingline Loans hereunder.

“Swingline Loans” shall mean the swingline loans made to the Company pursuant to Section 2.04.

“TARGET2” means the Trans-European Automated Real-time Gross Settlement Express Transfer (TARGET2) payment system (or, if such payment system ceases to be operative, such other

“U.S. Special Resolution Regime” has the meaning assigned to it in Section 9.25.

“U.S. Tax Compliance Certificate” has the meaning assigned to such term in Section 2.17(f)(ii)(B)(3).

“VRV Acquisition” means the acquisition pursuant to which the Company (or one or more of its Subsidiaries) will acquire VRV s.p.a., all as more specifically described in the Company’s Current Report on Form 8-K dated September 26, 2018 and filed with the SEC on September 27, 2018.

“Warrant Transaction” has the meaning assigned to such term in the definition of “Permitted Call Spread Swap Agreement”.

“Wholly Owned Subsidiary” of any Person shall mean a subsidiary of such Person, all of the Equity Interests of which (other than directors’ qualifying shares or nominee or other similar shares required pursuant to applicable law) are owned by such Person or one or more Wholly Owned Subsidiaries of such Person.

“Withdrawal Liability” shall mean liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

“Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

SECTION 1.02. Terms Generally. The definitions set forth or referred to in Section 1.01 shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” All references herein to Articles, Sections, Exhibits and Schedules shall be deemed references to Articles and Sections of, and Exhibits and Schedules to, this Agreement unless the context shall otherwise require. Except as otherwise expressly provided herein, any reference in this Agreement to any Loan Document shall mean such document as amended, restated, supplemented or otherwise modified from time to time. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that, if the Company notifies the Administrative Agent that the Company requests an amendment to any provision hereof to eliminate the effect of any change occurring after the Closing Date in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Company that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith; provided further that, notwithstanding the foregoing, upon and following the acquisition of any business or new Subsidiary in accordance with this Agreement, in each case that would not constitute a “significant subsidiary” for purposes of Regulation S-X, financial items and information with respect to such newly-acquired business or Subsidiary that are required to be included in determining any financial calculations and other financial ratios contained herein for any period prior to such acquisition shall not be required to be in accordance with GAAP so long as the Company is able to reasonably estimate pro forma adjustments in respect of such acquisition for such prior periods, and in each case such estimates are made in good faith and are factually supportable. Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used

Administrative Agent, such Non-Consenting Lender and the replacement Lender shall otherwise comply with Section 9.04.

SECTION 2.20. Increase in Revolving Facility Commitments and/or Incremental Term Loans.

(a) New Commitments. At any time, the Company may by written notice to the Administrative Agent elect to request an increase to the existing Revolving Facility Commitments (any such increase, the “New Revolving Facility Commitments”) and/or enter into one or more tranches of term loans (any such tranche, the “Incremental Term Loans” and together with the New Revolving Facility Commitments, if any, the “New Commitments”), by an amount not in excess of U.S.$225.0 million in the aggregate or a lesser amount in integral multiples of U.S.$25.0 million (it being understood and agreed that, notwithstanding the foregoing U.S.$225.0 million limitation, the tranche of Incremental Term Loans that is incurred under this Section 2.20 as AXC Incremental Term Loans may be in an amount of up to U.S.$450.0 million and without regard to the foregoing integral multiple requirement; provided that any such AXC Incremental Term Loans incurred under this Section 2.20 will not count against such U.S.$225.0 million limitation and will not reduce availability for any other New Commitments on a dollar-for-dollar basis). Such notice shall specify the date (an “Increased Amount Date”) on which the Company proposes that the New Commitments and, in the case of Incremental Term Loans, the date for borrowing, as applicable, be made available. The Company shall notify the Administrative Agent in writing of the identity of each Lender or other financial institution reasonably acceptable to the Administrative Agent (each, a “New Revolving Facility Lender,” an “Incremental Term Lender” or generally, a “New Lender”; provided that no Ineligible Institution may be a New Lender) to whom the New Commitments have been (in accordance with the prior sentence) allocated and the amounts of such allocations; provided that any Lender approached to provide all or a portion of the New Commitments may elect or decline, in its sole discretion, to provide a New Commitment. Such New Commitments shall become effective as of such Increased Amount Date, and in the case of Incremental Term Loans, shall be made on such Increased Amount Date; provided that (1) the conditions set forth in paragraphs of (b) and (c) of Section 4.02 shall be satisfied or waived by the Required Lenders on such Increased Amount Date before or after giving effect to such New Commitments and Loans; (2) such increase in the Revolving Facility Commitments and/or the Incremental Term Loans shall be evidenced by one or more joinder agreements executed and delivered to Administrative Agent by each New Lender, as applicable, and each shall be recorded in the register, each of which shall be reasonably satisfactory to the Administrative Agent and subject to the requirements set forth in Section 2.17(e); and (3) the Borrowers shall make any payments required pursuant to Section 2.16 in connection with the provisions of the New Commitments; provided that, with respect to any Incremental Term Loans incurred for the primary purpose of financing a Limited Conditionality Acquisition (“Acquisition-Related Incremental Term Loans”), clause (1) of this sentence shall be deemed to have been satisfied so long as (A) as of the date of execution of the related Limited Conditionality Acquisition Agreement by the parties thereto, no Default shall have occurred and be continuing or would result from entry into such Limited Conditionality Acquisition Agreement, (B) as of the date of the borrowing of such Acquisition-Related Incremental Term Loans, no Event of Default under Section 7.01(a), (b), (h) or (i) is in existence immediately before or after giving effect (including on a Pro Forma Basis) to such borrowing and to any concurrent transactions and any substantially concurrent use of proceeds thereof, (C) the representations and warranties set forth in Article III shall be true and correct in all material respects as of the date of execution of the applicable Limited Conditionality Acquisition Agreement by the parties thereto, except to the extent any such representations or warranties are expressly limited to an earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such specified earlier date (provided that no materiality qualifier set forth in this subclause (C) shall be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) and (D) as of the date of the borrowing of such Acquisition-

Related Incremental Term Loans, customary “Sungard” representations and warranties (with such representations and warranties to be reasonably determined by the Lenders providing such Acquisition-Related Incremental Term Loans) shall be true and correct in all material respects immediately before and after giving effect to the incurrence of such Acquisition-Related Incremental Term Loans, except to the extent any such representations or warranties are expressly limited to an earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such specified earlier date (provided that no materiality qualifier set forth in this subclause (D) shall be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof). Notwithstanding anything to the contrary set forth in this Section 2.20, with respect to AXC Incremental Term Loans, the only conditions required to be satisfied in connection with the funding thereof shall be the conditions set forth in Section 4.03.

(b) On any Increased Amount Date on which New Revolving Facility Commitments are effected, subject to the satisfaction of the foregoing terms and conditions, (i) each of the existing Lenders shall assign to each of the New Revolving Facility Lenders, and each of the New Revolving Facility Lender shall purchase from each of the existing Lenders, at the principal amount thereof, such interests in the outstanding Revolving Facility Loans and participations in Letters of Credit and Swingline Loans outstanding on such Increased Amount Date that will result in, after giving effect to all such assignments and purchases, such Revolving Facility Loans and participations in Letters of Credit and Swingline Loans being held by existing Lenders and New Revolving Facility Lenders ratably in accordance with their Revolving Facility Commitments after giving effect to the addition of such New Revolving Facility Commitments to the Revolving Facility Commitments, (ii) each New Revolving Facility Commitment shall be deemed for all purposes a Revolving Facility Commitment and each Loan made thereunder shall be deemed, for all purposes, a Revolving Facility Loan and have the same terms as any existing Revolving Facility Loan and (iii) each New Revolving Facility Lender shall become a Lender with respect to the Revolving Facility Commitments and all matters relating thereto.

(c) On any Increased Amount Date on which Incremental Term Loans are effected and borrowed, subject to the satisfaction of the foregoing terms and conditions, (i) each Incremental Term Loan shall be deemed for all purposes a Loan made hereunder, (ii) each Incremental Term Lender shall become a Lender hereunder and (iii) the Incremental Term Loans (x) shall rank pari passu in right of payment with the Revolving Facility Loans, (y) shall not mature earlier than the Maturity Date (but may have amortization prior to such date) and (z) shall be treated substantially the same as (and in any event no more favorably than) the Revolving Facility Loans (provided that (i) the terms and conditions applicable to any Incremental Term Loans maturing after the Maturity Date may provide for additional or different financial or other covenants or prepayment requirements applicable only during periods after the Maturity Date and (ii) the Incremental Term Loans may be priced, and may include fees, differently than the existing Revolving Facility Loans). All Incremental Term Loans made on any Increased Amount Date will be made in accordance with the procedures set forth in Section 2.03.

(d) The Administrative Agent shall notify the Lenders promptly upon receipt of the Company’s notice of an Increased Amount Date and, in respect thereof, the New Commitments and the New Lenders.

(e) Incremental Term Loans may be made hereunder pursuant to an amendment or restatement (an “Incremental Term Loan Amendment”) of this Agreement and, as appropriate, the other Loan Documents, executed by the Borrowers, each Lender providing such Incremental Term Loans, if any, and the Administrative Agent. The Incremental Term Loan Amendment may, without the consent of any other Lenders, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent, to effect the provisions of this Section 2.20. Nothing contained in this Section 2.20 shall constitute, or otherwise be deemed to reasonably be expected to have a Material Adverse Effect or which could reasonably be expected, individually or in the aggregate, to materially adversely affect the Transactions. Neither of the Borrowers nor, to the knowledge of any of the Loan Parties, any of their Affiliates is in violation of any laws relating to terrorism or money laundering, including Executive Order No. 13224 on Terrorist Financing, effective September 23, 2001, and the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56 (signed into law on October 26, 2001) (the “U.S. Patriot Act”).

(b) Except as set forth in Schedule 3.08(b), none of the Company, its Subsidiaries and their respective properties or assets is in violation of (nor will the continued operation of their material properties and assets as currently conducted violate) any currently applicable law, rule or regulation (including any zoning, building, Environmental Law, ordinance, code or approval or any building permit), the Luxembourg Domiciliation Law (to the extent required), or any restriction of record or agreement affecting any Mortgaged Property, or is in default with respect to any judgment, writ, injunction or decree of any Governmental Authority, where such violation or default could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

SECTION 3.09. Federal Reserve Regulations.

(a) None of the Company and its Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying Margin Stock.

(b) No part of the proceeds of any Loan will be used, whether directly or indirectly, and whether immediately, incidentally or ultimately, (i) to purchase or carry Margin Stock or to extend credit to others for the purpose of purchasing or carrying Margin Stock or to refund indebtedness originally incurred for such purpose, or (ii) for any purpose that entails a violation of, or that is inconsistent with, the provisions of the Regulations of the Board, including Regulation T, Regulation U or Regulation X.

SECTION 3.10. Investment Company Act. None of the Company or any Subsidiary is an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940, as amended.

SECTION 3.11. Use of Proceeds. Each of the Borrowers will use the proceeds of the Revolving Facility Loans, the Swingline Loans, and may request the issuance of Letters of Credit, as applicable, only to refinance existing Indebtedness and for working capital and other general corporate purposes (including refinancing existing Indebtedness and Permitted Business Acquisitions). Notwithstanding anything to the contrary set forth in this Section 3.11, all proceeds of the AXC Revolving Facility Loans and the AXC Incremental Term Loans will be used only to finance the AXC Acquisition and to pay AXC Transaction Costs. No Borrower will request any Borrowing or Letter of Credit, and no Borrower shall use, and the Company shall use reasonable efforts to procure that its Subsidiaries and its or their respective directors, officers, employees and agents shall not use, the proceeds of any Borrowing or Letter of Credit (i) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation, in any material respect, of any Anti-Corruption Laws, (ii) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, in each case except to the extent permitted for a Person required to comply with Sanctions or (iii) in any manner that would result in the violation in any material respect of any Sanctions applicable to any party hereto.

title and interest of the Domestic Loan Parties in such Mortgaged Property and, to the extent applicable, subject to Section 9-315 of the UCC, the proceeds thereof, in each case prior and superior in right to any other Person, other than with respect to Permitted Encumbrances.

SECTION 3.17. Location of Real Property.

(a) Schedule 3.17(a) lists completely and correctly as of the Closing Date each Real Property owned by each Borrower and the Subsidiary Loan Parties, the address or location thereof and the state in which such Real Property is located.

(b) Schedule 3.17(b) lists completely and correctly as of the Closing Date each Real Property leased by each Borrower and the Subsidiary Loan Parties, the address or location thereof.

SECTION 3.18. Solvency.

(a) Immediately after giving effect to the Transactions (i) the fair value of the assets of each Borrower (individually) and the Company and its Subsidiaries on a consolidated basis, at a fair valuation, will exceed the debts and liabilities, direct, subordinated, contingent or otherwise, of each Borrower (individually) and the Company and its Subsidiaries on a consolidated basis, respectively; (ii) the present fair saleable value of the property of each Borrower (individually) and the Company and its Subsidiaries on a consolidated basis will be greater than the amount that will be required to pay the probable liability of each Borrower (individually) and the Company and its Subsidiaries on a consolidated basis, respectively, on their debts and other liabilities, direct, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured; (iii) each Borrower (individually) and the Company and its Subsidiaries on a consolidated basis will be able to pay their debts and liabilities, direct, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured; (iv) each Borrower (individually) and the Company and its Subsidiaries on a consolidated basis will not have unreasonably small capital with which to conduct the businesses in which they are engaged as such businesses are now conducted and are proposed to be conducted following the Closing Date; and (v) no Foreign Borrower Insolvency Event will occur.

(b) The Company does not intend to, and does not believe that it or any of its Subsidiaries will, incur debts beyond its ability to pay such debts as they mature, taking into account the timing and amounts of cash to be received by it or any such subsidiary and the timing and amounts of cash to be payable on or in respect of its Indebtedness or the Indebtedness of any such subsidiary.

(c) As of the AXC Trigger Date, and after giving effect to the AXC Transactions and the incurrence of the indebtedness and obligations being incurred in connection with this Agreement, the AXC Transactions and the Transactions on the AXC Trigger Date, that, with respect to the Company and its Subsidiaries on a consolidated basis, (a) the sum of the liabilities of the Company and its Subsidiaries, taken as a whole, does not exceed the present fair saleable value of the assets of the Company and its Subsidiaries, taken as a whole; (b) the capital of the Company and its Subsidiaries, taken as a whole, is not unreasonably small in relation to the business of the Company and its Subsidiaries, taken as a whole, contemplated on the date hereof and (c) the Company and its Subsidiaries, taken as a whole, do not intend to incur, or believe that they will incur, debts including current obligations beyond their ability to pay such debt as they mature in the ordinary course of business (for the purposes of this Section 3.18(c), the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability (irrespective of whether such contingent liabilities meet the criteria for accrual under Statement of Financial Accounting Standard No. 5)).

instruments and agreements as the Administrative Agent shall reasonably request in connection with the Transactions, all in form and substance satisfactory to the Administrative Agent and its counsel and as further described in the list of closing documents attached as Exhibit H.

(b) The Administrative Agent shall have received a favorable written opinion (addressed to the Administrative Agent and the Lenders and dated the Closing Date) of each of (i) Calfee, Halter & Griswold LLP, counsel for the Loan Parties, (ii) LexField, special Luxembourg counsel for Chart Luxembourg and (iii) Jones Day, special Hong Kong counsel for Chart Hong Kong, in each case covering such matters relating to the Loan Parties, the Loan Documents or the Transactions as the Administrative Agent shall reasonably request. The Company hereby requests such counsel to deliver such opinions.

(c) The Administrative Agent shall have received (i) such documents and certificates as the Administrative Agent or its counsel may reasonably request relating to the organization, existence and good standing of the initial Loan Parties, the authorization of the Transactions and any other legal matters relating to such Loan Parties, the Loan Documents or the Transactions, all in form and substance satisfactory to the Administrative Agent and its counsel and as further described in the list of closing documents attached as Exhibit H and (ii) to the extent requested by any of the Lenders, all documentation and other information required by bank regulatory authorities under applicable “know-your-customer” and anti-money laundering rules and regulations, including the U.S. Patriot Act.

(d) The Administrative Agent shall have received a certificate, dated the Closing Date and signed by the President, a Vice President or a Financial Officer of the Company, certifying (i) that the representations and warranties contained in Article III are true and correct in all material respects (or in all respects if the applicable representation or warranty is qualified by Material Adverse Effect or other materiality qualifier) on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties were true and correct in all material respects (or in all respects if the applicable representation or warranty is qualified by Material Adverse Effect or other materiality qualifier) as of such earlier date), and (ii) that no Event of Default or Default has occurred and is continuing as of such date.

(e) (i) The Administrative Agent shall have received evidence satisfactory to it of the payment, prior to or simultaneously with the initial Loans hereunder, of all interest, fees and premiums, if any, on all loans and other extensions of credit outstanding under the Existing Credit Agreement and (ii) each Departing Lender shall have received payment in full of all of the “Obligations” owing to it under the Existing Credit Agreement (other than obligations to pay fees and expenses with respect to which the Company has not received an invoice, contingent indemnity obligations and other contingent obligations owing to it under the “Loan Documents” as defined in the Existing Credit Agreement).

(f) The Administrative Agent shall have received all fees and other amounts due and payable on or prior to the Closing Date, including, to the extent invoiced, reimbursement or payment of all out-of-pocket expenses required to be reimbursed or paid by the Company hereunder.

(g) The Lenders shall have received a solvency certificate substantially in the form of Exhibit F and signed by the chief financial officer or another Responsible Officer of the Company confirming the solvency of the Company and its Subsidiaries on a consolidated basis after giving effect to the Transactions.

SECTION 4.02. All Credit Events. On the date of each Borrowing (other than any Borrowing in respect of AXC Revolving Facility Loans and any Borrowing in respect of AXC Incremental Term Loans) and on the date of each issuance, amendment, extension or renewal of a Letter of Credit:

(a) The Administrative Agent shall have received, in the case of a Borrowing, a Borrowing Request as required by Section 2.03 (or a Borrowing Request shall have been deemed given in accordance with the last paragraph of Section 2.03) or, in the case of the issuance of a Letter of Credit, the Issuing Bank and the Administrative Agent shall have received a notice requesting the issuance of such Letter of Credit as required by Section 2.05(b).

(b) The representations and warranties set forth in Article III hereof shall be true and correct in all material respects on and as of the date of such Borrowing or issuance, amendment, extension or renewal of a Letter of Credit (other than an amendment, extension or renewal of a Letter of Credit without any increase in the stated amount of such Letter of Credit), as applicable, with the same effect as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties shall be true and correct in all material respects as of such earlier date).

(c) At the time of and immediately after such Borrowing or issuance, amendment, extension or renewal of a Letter of Credit (other than an amendment, extension or renewal of a Letter of Credit without any increase in the stated amount of such Letter of Credit), as applicable, no Event of Default or Default shall have occurred and be continuing.

(d) In the case of a Revolving Facility Loan to be made to a Foreign Borrower, the Borrowers shall have demonstrated to the Administrative Agent compliance with Section 6.04(a)(i).

Each Borrowing ~~and~~(other than any Borrowing in respect of AXC Revolving Facility Loans and any Borrowing in respect of AXC Incremental Term Loans) and each issuance, amendment, extension or renewal of a Letter of Credit (other than an amendment, extension or renewal of a Letter of Credit without any increase in the stated amount of such Letter of Credit) made by any Borrower shall be deemed to constitute a representation and warranty by each Borrower on the date of such Borrowing, issuance, amendment, extension or renewal as applicable, as to the matters specified in paragraphs (b) and (c) of this Section 4.02.

SECTION 4.03. AXC Trigger Date. The obligations of the Lenders with Revolving Facility Commitments to make AXC Revolving Facility Loans and the obligations of the applicable Lenders with commitments in respect of AXC Incremental Term Loans shall not become effective until the date that occurs on which each of the following conditions is satisfied (or (i) with respect to the making of AXC Revolving Facility Loans, waived in accordance with Section 9.08 and (ii) with respect to the making of AXC Incremental Term Loans, waived by the holders of commitments in respect of AXC Incremental Term Loans):

(a) The Administrative Agent shall have received a customary favorable written opinion (addressed to the Administrative Agent and the Lenders and dated the AXC Trigger Date) of Winston & Strawn LLP, counsel for the Loan Parties, covering such matters relating to the Loan Parties and the Loan Documents as the Administrative Agent shall reasonably request. The Company hereby requests such counsel to deliver such opinion.

(b) The Administrative Agent shall have received customary documents and certificates as the Administrative Agent or its counsel may reasonably request, including with respect to the organization, existence and good standing of the Loan Parties (in their jurisdiction of organization or formation), the authorization of the AXC Transactions, the Transactions and otherwise relating to the Loan Documents and the AXC Transactions, all in form and substance reasonably satisfactory to the Administrative Agent and its counsel.

(c) The Administrative Agent shall have received in the form described in Section 4.03(e)(v) evidence reasonably satisfactory to it that the AXC Acquisition shall, substantially concurrently with the funding of the AXC Revolving Facility Loans and the AXC Incremental Term Loans hereunder, be consummated pursuant to the AXC Acquisition Agreement, and no provision thereof shall have been amended or waived, and no consent or request shall have been given under the AXC Acquisition Agreement, without the prior written consent of the Administrative Agent (not to be unreasonably withheld, conditioned or delayed), in any way that is materially adverse to the Lenders in their capacities as such (it being understood and agreed that (i) amendments, waivers and other changes to the definition of “Material Adverse Effect” of the AXC Acquisition Agreement, and consents and requests given or made pursuant to any such definition shall in each case be deemed to be materially adverse to the Lenders, and (ii) any modification, amendment or express waiver or consents by the Company (or any of its Subsidiaries) that results in (x) an increase to the purchase price shall be deemed to not be materially adverse to the Lenders so long as such increase is funded solely with a public issuance of common equity of the Company or cash on hand or borrowing capacity under this Agreement and (y) a decrease to the purchase price shall be deemed to not be materially adverse to the Lenders if (1) such decrease is less than 10% of the purchase price or (2) so long as such reduction is allocated to reduce on a dollar-for-dollar basis simultaneously both (A) the commitments (if any) under the AXC Incremental Term Loans and (B) the commitments under the senior secured term loan facility (if any) provided to the Company in connection with the AXC Acquisition pursuant to the commitment letter, dated as of May 8, 2019, by and among the Company and JPMorgan Chase Bank, N.A. (such commitments described in this clause (B), the “Specified Commitments”) (it being understood and agreed, for the avoidance of doubt and by way of example, for purposes of the foregoing clause (2), a $1 decrease in the purchase price would reduce the commitments under the AXC Incremental Term Loans by $1 and also reduce the Specified Commitments by $1)).

(d) The Administrative Agent shall have received in the form described in Section 4.03(e)(iv) evidence reasonably satisfactory to it (i) that on the AXC Trigger Date, after giving effect to the AXC Transactions, the AXC Business shall not have any indebtedness for borrowed money other than Indebtedness permitted under Section 6.01 and (ii) of repayment of all indebtedness to be repaid on the AXC Trigger Date pursuant to the AXC Acquisition Agreement and the discharge (or the making of arrangements for discharge) of all liens securing any assets or property of the AXC Business.

(e) The Administrative Agent shall have received a certificate signed by a Responsible Officer of the Company certifying that:

(i) the Specified Representations are true and correct in all material respects (provided that any representation or warranty that is qualified by materiality, Material Adverse Effect or similar language are true and correct in all respects) on and as of the AXC Trigger Date;

(ii) the AXC Acquisition Agreement Representations are true and correct in all material respects (provided that any representation or warranty that is qualified by materiality, Material Adverse Effect or similar language are true and correct in all respects) on and as of the AXC Trigger Date;

(iii) since May 8, 2019, there shall not have occurred any event, change, or effect that has had, or could reasonably be expected to have, individually or in the aggregate, a “Material Adverse Effect” (as such quoted term is defined in the AXC Acquisition Agreement as in effect on May 8, 2019) that is continuing;

(iv) after giving effect to the AXC Transactions or substantially concurrently with the funding of the AXC Revolving Facility Loans and the AXC Incremental Term Loans hereunder, the AXC Trigger Date Release shall have been consummated; and

(v) the AXC Acquisition shall, substantially concurrently with the funding of the AXC Revolving Facility Loans and the AXC Incremental Term Loans hereunder, be consummated pursuant to the AXC Acquisition Agreement, as in effect on May 8, 2019, and no provision thereof shall have been amended or waived, and no consent or request shall have been given under the AXC Acquisition Agreement, in any way that is materially adverse to the Lenders in their capacities as such.

(f) The Administrative Agent shall have received a solvency certificate of the chief financial officer of the Company substantially in the form of Exhibit F-2.

(g) The Administrative Agent shall have received (a) audited consolidated balance sheets and related statements of income, stockholders’ equity and cash flows of the Company, for the three most recently completed fiscal years ended at least 90 days before the AXC Trigger Date and (b) unaudited consolidated balance sheets and related statements of income, stockholders’ equity and cash flows of the Company, for each subsequent fiscal quarter ended at least 60 days before the AXC Trigger Date; provided that filing of the required financial statements on form 10-K and/or form 10-Q by the Company, as applicable will satisfy the foregoing applicable requirements.

(h) The Administrative Agent shall have received (a) a pro forma consolidated balance sheet and related pro forma consolidated statement of income of the Company as of and for the twelve-month period ending on the last day of the most recently completed four-fiscal quarter period ended at least 45 days prior to the AXC Trigger Date, prepared after giving effect to the AXC Transactions (including the acquisition of the AXC Business) as if the AXC Transactions had occurred as of such date (in the case of such balance sheet) or at the beginning of such period (in the case of such statement of income) and (b) a quality of earnings report in connection with the AXC Acquisition prepared by the Company’s independent public accountants of recognized standing. It is understood and agreed that the condition set forth in the foregoing clause (b) has been satisfied as of the date hereof.

(i) The Administrative Agent shall have received, at least three (3) Business Days prior to the AXC Trigger Date, all documentation and other information about the Borrowers and the Guarantors as shall have been reasonably requested in writing by the Administrative Agent at least ten (10) Business Days prior to the AXC Trigger Date and required by U.S. regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the U.S. Patriot Act (including a Beneficial Ownership Certification from the Borrowers in respect of the Beneficial Ownership Regulation).

(j) All fees and expenses due and payable to the Administrative Agent, the Lenders and their respective Affiliates that are required to be paid on or prior to the AXC Trigger Date shall have been paid or shall have been authorized to be deducted from the proceeds of the AXC Revolving Facility Loans and/or the AXC Incremental Term Loans, to the extent, in the case of expenses, an invoice has been delivered to the Company at least one (1) Business Day prior to the AXC Trigger Date (except as otherwise reasonably agreed by the Company).

(k) The AXC Expiration Date shall not have occurred.

ARTICLE V

AFFIRMATIVE COVENANTS

The Company covenants and agrees with each Lender that so long as this Agreement shall remain in effect and until the commitments have been terminated and the principal of and interest on each Loan, all Fees and all other expenses or amounts payable under any Loan Document shall have been paid in full and all Letters of Credit have been canceled or have expired, in each case, without any pending draw, and all amounts drawn thereunder have been reimbursed in full, unless the Required Lenders shall otherwise consent in writing, the Company will, and will cause each of its Subsidiaries to:

SECTION 5.01. Existence; Businesses and Properties.

(a) Do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence, except as otherwise expressly permitted under Section 6.05, and except for the liquidation or dissolution of Subsidiaries if the assets of such Subsidiaries to the extent they exceed estimated liabilities are acquired by the Company or a Wholly Owned Subsidiary of the Company in such liquidation or dissolution; provided that Subsidiaries that are Loan Parties may not be liquidated into Subsidiaries that are not Loan Parties.

(b) Do or cause to be done all things necessary to (i) obtain, preserve, renew, extend and keep in full force and effect the permits, franchises, authorizations, patents, trademarks, service marks, trade names, copyrights, licenses and rights with respect thereto necessary to the normal conduct of its business, (ii) comply in all material respects with all material applicable laws, rules, regulations (including any zoning, building, ordinance, code or approval or any building permits or any restrictions of record or agreements affecting the Mortgaged Properties) and judgments, writs, injunctions, decrees and orders of any Governmental Authority, whether now in effect or hereafter enacted and (iii) at all times maintain and preserve all property necessary to the normal conduct of its business and keep such property in good repair, working order and condition and from time to time make, or cause to be made, all needful and proper repairs, renewals, additions, improvements and replacements thereto necessary in order that the business carried on in connection therewith, if any, may be properly conducted at all times (in each case except as expressly permitted by this Agreement); in each case in this paragraph (b) except where the failure would not reasonably be expected to have a Material Adverse Effect.

SECTION 5.02. Insurance.

(a) Keep its insurable properties insured at all times by financially sound and reputable insurers in such amounts as shall be customary for similar businesses and maintain such other reasonable insurance (including, to the extent consistent with past practices, self-insurance), of such types, to such extent and against such risks, as is customary with companies in the same or similar businesses and maintain such other insurance as may be required by law or any other Loan Document.

(b) Cause all such property and casualty insurance policies with respect to the Mortgaged Properties located in the United States to be endorsed or otherwise amended to include a “standard” or “New York” lender’s loss payable endorsement, in form and substance reasonably

(k) additional Investments may be made from time to time to the extent made with proceeds of Equity Interests of the Company, which proceeds or Investments in turn are contributed (as common equity) to any Loan Party;

(l) Investments (including, but not limited to, Investments in Equity Interests, intercompany loans, and Guarantees of Indebtedness otherwise expressly permitted hereunder) after the Closing Date by Subsidiaries that are not Domestic Loan Parties in any Loan Party or other Subsidiary.

(m) Investments of Receivables Assets in a Special Purpose Receivables Subsidiary arising as a result of Permitted Receivables Financings and transactions and Investments arising as a result of one or more Permitted Supplier Finance Facilities;

(n) the Transactions;

(o) Investments received in connection with the bankruptcy or reorganization of, or settlement of delinquent accounts and disputes with or judgments against, customers and suppliers, in each case in the ordinary course of business;

(p) Investments of a Subsidiary acquired after the Closing Date or of a corporation merged into the Company or merged into or consolidated with a Subsidiary in accordance with Section 6.05 after the Closing Date to the extent that such Investments were not made in contemplation of or in connection with such acquisition, merger or consolidation and were in existence on the date of such acquisition, merger or consolidation;

(q) Guarantees by the Company or any Subsidiary of operating leases (other than Capital Lease Obligations) or of other obligations that do not constitute Indebtedness, in each case entered into by any Subsidiary in the ordinary course of business;

(r) a joint venture (including a non-majority owned joint venture) with, or a significant Investment in, a Chinese entity or a project or venture with such Chinese entity (in either case, in an aggregate principal amount not to exceed U.S.$50.0 million) involving a Subsidiary of the Company doing business in China, which venture may result in the Company no longer owning a majority of the Equity Interests of such Subsidiary or the Company or any of its Subsidiaries acquiring an interest in one or more new joint venture entities arising in connection with such project or venture;

(s) joint ventures (including non-majority owned joint ventures) with, or significant Investments in, entities or projects or ventures with such entities (in either case, in an aggregate principal amount not to exceed U.S.$50.0 million);

(t) Investments to investigate or remedy environmental conditions in the ordinary course of business and otherwise in an aggregate amount not exceeding U.S.$5.0 million and already accrued at March 31, 2010;

(u) Loans, capital contributions and other Investments made subsequent to the Closing Date in connection with the Permitted Foreign Restructuring;

(v) Capital expenditures;

(w) the VRV Acquisition; ~~and~~

(x) the Company’s entry into (including payments of premiums in connection therewith), exercise of its rights and the performance thereof and thereunder, Permitted Call Spread Swap Agreements in accordance with their terms~~.~~; and

(y) the AXC Acquisition.

SECTION 6.05. Mergers, Consolidations, Sales of Assets and Acquisitions. Merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or sell, transfer, lease or otherwise dispose of (in one transaction or in a series of transactions) all or any part of its assets (whether now owned or hereafter acquired), or issue, sell, transfer or otherwise dispose of any Equity Interests of any Subsidiary or preferred equity interests of the Company (except to the extent that no cash interest or other cash payments are required in respect thereof), or purchase, lease or otherwise acquire (in one transaction or a series of transactions) all or any substantial part of the assets of any other Person, except that this Section shall not prohibit:

(a) (i) the purchase and sale of inventory, supplies, services, materials and equipment and the purchase and sale of contract rights or licenses or leases of intellectual property, in each case in the ordinary course of business by the Company or any Subsidiary, (ii) the sale of any other asset in the ordinary course of business by the Company or any Subsidiary, (iii) the sale of surplus, obsolete or worn out equipment or other property in the ordinary course of business by the Company or any Subsidiary or (iv) the sale of Permitted Investments in the ordinary course of business;

(b) if at the time thereof and immediately after giving effect thereto no Event of Default shall have occurred and be continuing, (i) (A) the merger or consolidation of any Subsidiary into the Company in a transaction in which the Company is the surviving corporation or (B) the merger or consolidation of any Subsidiary that is not a Loan Party into any Foreign Borrower in a transaction in which such Foreign Borrower is the surviving corporation, (ii) the merger or consolidation of any Subsidiary into or with any Domestic Loan Party in a transaction in which the surviving or resulting entity is a Domestic Loan Party and, in the case of each of clauses (i)(A) and (ii), no Person other than the Company or a Domestic Loan Party receives any consideration or, in the case of clause (i)(B), no Person other than the applicable Foreign Borrower receives any consideration, (iii) the merger or consolidation of any Subsidiary that is not a Loan Party into or with any other Subsidiary that is not a Loan Party or (iv) the liquidation or dissolution (other than the Borrowers) or change in form of entity of the Company or any Subsidiary if the Company determines in good faith that such liquidation or dissolution is in the best interests of the Company and is not materially disadvantageous to the Lenders;

(c) sales, transfers, leases or other dispositions to the Company or a Subsidiary (upon voluntary liquidation or otherwise); provided that any sales, transfers, leases or other dispositions by a Loan Party to a Subsidiary that is not a Loan Party shall be made in compliance with Section 6.07; provided further that the aggregate gross proceeds of any sales, transfers, leases or other dispositions by a Domestic Loan Party to a Subsidiary that is not a Domestic Loan Party in reliance upon this paragraph (c) and the aggregate gross proceeds of any or all assets sold, transferred or leased in reliance upon paragraph (h) below shall not exceed, in any fiscal year of the Company, U.S.$50.0 million;

(d) Sale and Lease-Back Transactions permitted by Section 6.03;

(e) Investments permitted by Section 6.04, Liens permitted by Section 6.02 and dividends, distributions and repurchases of Equity Interests permitted by Section 6.06;

such securities and (y) during the six-month period immediately prior to the scheduled maturity date of the 2018 Senior Subordinated Notes, the Company will not permit Liquidity to be less than the principal amount of the 2018 Senior Subordinated Notes as is then outstanding at such time.

SECTION 6.11. Interest Coverage Ratio. The Company will not permit the ratio (the “Interest Coverage Ratio”), determined as of the end of each of its fiscal quarters ending on and after September 30, 2017, of (i) EBITDA to (ii) Cash Interest Expense, in each case for the period of four (4) consecutive fiscal quarters ending with the end of such fiscal quarter, all calculated for the Company and its Subsidiaries on a consolidated basis, to be less than 3.00 to 1.00; provided that to the extent any Asset Disposition or any Asset Acquisition (or any similar transaction or transactions for which a waiver or a consent of the Required Lenders pursuant to Section 6.05 has been obtained) or incurrence or repayment of Indebtedness (excluding normal fluctuations in revolving Indebtedness incurred for working capital purposes) has occurred during the relevant Test Period, the Interest Coverage Ratio shall be determined for the respective Test Period on a Pro Forma Basis for such occurrences.

SECTION 6.12. Leverage Ratio. The Company will not permit the ratio (the “Leverage Ratio”), determined as of the end of each of its fiscal quarters, of (i) Consolidated Net Debt to (ii) EBITDA for the period of four (4) consecutive fiscal quarters ending with the end of such fiscal quarter, all calculated for the Company and its Subsidiaries on a consolidated basis, to be greater than ~~(I) 3.75 to 1.00 for the fiscal quarter ending on September 30, 2018, (II) 4.50 to 1.00 for the fiscal quarter ending on December 31, 2018, (III) 4.25 to 1.00 for the fiscal quarter ending on March 31, 2019, (IV) 4.00 to 1.00 for the fiscal~~:

(a) On and after the Amendment No. 2 Effective Date and so long as both the AXC Trigger Date and the funding of the AXC Incremental Term Loans occur prior to the occurrence of the AXC Expiration Date: (I) 5.50 to 1.00 for the fiscal quarters ending on June 30, 2019 and September 30, 2019, (II) 5.00 to 1.00 for the fiscal quarter ending on December 31, 2019, (III) 4.50 to 1.00 for the fiscal quarter ending March 31, 2020, (IV) 4.00 to 1.00 for the fiscal quarter ending June 30, 2020 and (V) 3.50 to 1.00 for the fiscal quarter ending September 30, 2020 and each fiscal quarter thereafter. Notwithstanding the foregoing, only after the maximum Leverage Ratio permitted under this Section 6.12(a) has been 3.50 to 1.00 for two consecutive fiscal quarters, to the extent any Asset Disposition or any Asset Acquisition (or any similar transaction or transactions that require a waiver or a consent of the Required Lenders pursuant to Section 6.04 or Section 6.05) or incurrence or repayment of Indebtedness (excluding normal fluctuations in revolving Indebtedness incurred for working capital purposes) has occurred during the relevant Test Period, EBITDA shall be determined for the respective Test Period on a Pro Forma Basis for such occurrences; provided further that (x) the Company may, by written notice to the Administrative Agent for distribution to the Lenders, elect to increase the maximum Leverage Ratio to 4.00 to 1.00 for a period of four consecutive fiscal quarters in connection with a Permitted Business Acquisition or a Plant Expansion occurring during the first of such four fiscal quarters if the aggregate consideration paid or to be paid in respect of such Permitted Business Acquisition or Plant Expansion exceeds $100,000,000 (each such period, an “Adjusted Covenant Period”) and (y) notwithstanding the foregoing clause (x), (i) the Company may not elect an Adjusted Covenant Period for at least two (2) full fiscal quarters following the end of an Adjusted Covenant Period before a new Adjusted Covenant Period is available again pursuant to the preceding clause (x) for a new period of four consecutive fiscal quarters and (ii) the Company may only elect one (1) Adjusted Covenant Period in respect of a Plant Expansion during the term of this Agreement.

(b) On and after the AXC Expiration Date unless both the AXC Trigger Date and the funding of the AXC Incremental Term Loans occur prior to the occurrence of the AXC Expiration Date: (I) 4.00 to 1.00 for the fiscal quarters ending on June 30, 2019 and September 30, 2019, (~~V~~II) 3.75 to 1.00 for the fiscal quarter ending on December 31, 2019 and (~~VI~~III) 3.50 to 1.00 for the fiscal quarter ending March 31, 2020 and each fiscal quarter thereafter. Notwithstanding the foregoing, to the extent any Asset Disposition or any Asset Acquisition (or any similar transaction or transactions that require a waiver or a consent of the Required Lenders pursuant to Section 6.04 or Section 6.05) or incurrence or repayment of Indebtedness (excluding normal fluctuations in revolving Indebtedness incurred for working capital purposes) has occurred during the relevant Test Period, EBITDA shall be determined for the respective Test Period on a Pro Forma Basis for such occurrences; provided further that (x) the Company may, by written notice to the Administrative Agent for distribution to the Lenders and not more than an aggregate total of two (2) times during the term of this Agreement, elect to increase the maximum Leverage Ratio to 4.00 to 1.00 for a period of four consecutive fiscal quarters in connection with a Permitted Business Acquisition or a Plant Expansion occurring during the first of such four fiscal quarters if the aggregate consideration paid or to be paid in respect of such Permitted Business Acquisition or Plant Expansion exceeds $100,000,000 (each such period, an “Adjusted Covenant Period”) and (y) notwithstanding the foregoing clause (x), (i) the Company may not elect an Adjusted Covenant Period prior to the fiscal quarter ending December 31, 2019, (ii) the Company may not elect an Adjusted Covenant Period for at least two (2) full fiscal quarters following the end of an Adjusted Covenant Period before a new Adjusted Covenant Period is available again pursuant to the preceding clause (x) for a new period of four consecutive fiscal quarters and (iii) the Company may only elect one (1) Adjusted Covenant Period in respect of a Plant Expansion during the term of this Agreement.

SECTION 6.13. Swap Agreements. Enter into any Swap Agreement, other than (a) any Swap Agreement required by any Permitted Receivables Financing, (b) Swap Agreements entered into in the ordinary course of business to hedge or mitigate risks to which the Company or any Subsidiary is exposed in the conduct of its business or the management of its liabilities, (c) Swap Agreements entered into in order to effectively cap, collar or exchange interest rates (from fixed to floating rates, from one floating rate to another floating rate or otherwise) with respect to any interest-bearing liability or investment of the Company or any Subsidiary, (d) forward contracts entered into in connection with an accelerated share repurchase program with respect to purchases of Equity Interests permitted under Section 6.06 of this Agreement, (e) Permitted Call Spread Swap Agreements and (f) any indenture governing Permitted Convertible Notes issued pursuant to Section 6.01(l).

SECTION 6.14. Designated Senior Debt. Designate any Indebtedness of the Company or any of the Subsidiaries other than (i) the Obligations hereunder and (ii) senior Permitted Debt Securities as “Designated Senior Indebtedness” under, and as defined in, the Senior Subordinated Note Indenture or as “senior indebtedness” or “designated senior indebtedness” or words of similar import under and in respect of any other indenture, agreement or instrument under which any other Subordinated Indebtedness is outstanding.

ARTICLE VII

EVENTS OF DEFAULT

SECTION 7.01. Events of Default. In case of the happening of any of the following events (“Events of Default”):

(a) the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution; and

(b) the effects of any Bail-In Action on any such liability, including, if applicable:

(i) a reduction in full or in part or cancellation of any such liability;

(ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent entity, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii) the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of any EEA Resolution Authority.

SECTION 9.25. Acknowledgement Regarding any Supported QFCs. To the extent that the Loan Documents provide support, through a guarantee or otherwise, for Swap Agreements or any other agreement or instrument that is a QFC (such support “QFC Credit Support” and each such QFC a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):

In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

EXHIBIT F-2

FORM OF

AXC TRIGGER DATE SOLVENCY CERTIFICATE OF CHART INDUSTRIES, INC.

This Solvency Certificate is being executed and delivered pursuant to Section 4.03(f) of the Third Amended and Restated Credit Agreement dated as of November 3, 2017, among Chart Industries, Inc., a Delaware corporation (the “Company”), Chart Industries Luxembourg S.à r.l., a private limited liability company (société à responsabilité limitée), incorporated under the laws of Luxembourg (“Chart Luxembourg”), Chart Asia Investment Company Limited, a private limited company incorporated under the laws of Hong Kong (“Chart Hong Kong”, and together with the Company and Chart Luxembourg, the “Borrowers”), the Lenders party thereto and JPMorgan Chase Bank, N.A., as administrative agent (in such capacity, the “Administrative Agent”) for the Lenders. Terms defined in the Credit Agreement are used herein with the same meanings.

I, [            ], the chief financial officer of the Company, solely in such capacity and not in an individual capacity, hereby certify that I am the chief financial officer of the Company and that I am generally familiar with the businesses and assets of the Company and its Subsidiaries (taken as a whole), I have made such other investigations and inquiries as I have deemed appropriate and I am duly authorized to execute this Solvency Certificate on behalf of the Company pursuant to the Credit Agreement.

I further certify, solely in my capacity as chief financial officer of the Company, and not in my individual capacity, as of the date hereof, and after giving effect to the AXC Transactions and the incurrence of the indebtedness and obligations being incurred in connection with this Agreement, the AXC Transactions and the Transactions on the date hereof, that, with respect to the Company and its Subsidiaries on a consolidated basis, (a) the sum of the liabilities of the Company and its Subsidiaries, taken as a whole, does not exceed the present fair saleable value of the assets of the Company and its Subsidiaries, taken as a whole; (b) the capital of the Company and its Subsidiaries, taken as a whole, is not unreasonably small in relation to the business of the Company and its Subsidiaries, taken as a whole, contemplated on the date hereof and (c) the Company and its Subsidiaries, taken as a whole, do not intend to incur, or believe that they will incur, debts including current obligations beyond their ability to pay such debt as they mature in the ordinary course of business. For the purposes hereof, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability (irrespective of whether such contingent liabilities meet the criteria for accrual under Statement of Financial Accounting Standard No. 5).

[Signature Page Follows]

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IN WITNESS WHEREOF, I have executed this Solvency Certificate on the date first written above.

CHART INDUSTRIES, INC., as the Company

By:
Name:
Title: Chief Financial Officer

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